INDEPENDENT AUDITORS' CONSENT




We consent to the use in the Registration Statement of Infotec Business Systems, Inc. on Post-Effective Amendment No. 1 to Form SB-2 of our Auditors' Report, dated June 24, 2004, on the consolidated balance sheet of Infotec Business Systems, Inc. as at April 30, 2003 and 2002, and the related consolidated statement of operations, consolidated statement of cash flows and consolidated statement of stockholders' equity for the year ended April 30, 2003, and for the period from inception on August 30, 2001 to April 30, 2002.

In addition, we consent to the reference to us under the heading "Interests Of Named Experts And Counsel" in the Registration Statement.




Vancouver, Canada                               /s/"Morgan & Company"
July 31, 2003                               Chartered Accountants